Exhibit 99.1

NYSE MKT NOTIFIES AOXING PHARMACEUTICAL COMPANY, INC. THAT IT HAS REGAINED COMPLIANCE WITH A FINANCIAL CONDITION REQUIREMENT

JERSEY CITY, NEW JERSEY.  April 3, 2015.  Aoxing Pharmaceutical Company, Inc. (NYSE MKT: AXN) ("Aoxing Pharma"), a specialty pharmaceutical company focusing on research, development, manufacturing, and distribution of narcotic, pain-management, and addiction treatment pharmaceuticals, has received notice from NYSE MKT (the “Exchange”) that Aoxing Pharma has regained compliance with one of the NYSE MKT LLC's continued listing standards. Specifically, the Company has resolved the continued listing deficiency with respect to Section 1003(a)(iv) of the Company Guide referenced in the Exchange’s letter dated October 25, 2013. The Company is no longer considered financially impaired by the Exchange.

NYSE MKT advised Aoxing Pharma that if its financial condition worsens, it could again fall below compliance with Section 1003(a)(iv), at which time NYSE MKT would examine the relationship between the two incidents of noncompliance and re-evaluate Aoxing Pharma's recovery from the first incident. In addition, NYSE MKT reminded Aoxing Pharma that it remains out of compliance with the following sections of the NYSE MKT Company Guide:

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Section 1003(a)(i) since it reported stockholders’ equity of less than $2,000,000 at September 30, 2014 and has incurred losses from continuing operations and/or net losses in two of its three most recent fiscal years;

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Section 1003(a)(ii) since it reported stockholders’ equity of less than $4,000,000 at December 31, 2014 and has incurred losses from continuing operations and/or net losses in three of its four most recent fiscal years; and

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Section 1003(a)(iii) since it reported stockholders’ equity of less than $6,000,000 at December 31, 2014 and has incurred losses from continuing operations and/or net losses in its five most recent fiscal years.

Based on the plans of compliance submitted by the Company, the Exchange has granted the Company until April 27, 2015 to regain compliance with Sections 1003(a)(i), 1003(a)(ii) and 1003(a)(iii).

About Aoxing Pharmaceutical Company, Inc.

Aoxing Pharmaceutical Company, Inc. is a US incorporated specialty pharmaceutical company with its operations in China, specializing in research, development, manufacturing and distribution of a variety of narcotics and pain-management products. Headquartered in Shijiazhuang City, outside Beijing, Aoxing Pharma has the largest and most advanced manufacturing facility in China for highly regulated narcotic medicines. Its facility is one of the few GMP facilities licensed for the manufacture of narcotic medicines by the China State Food and Drug Administration (SFDA). For more information, please visit: www.aoxingpharma.com.

CONTACT:
Aoxing Pharmaceutical Company:
646-367-1747
investor.relations@aoxingpharma.com